UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

                      EXHIBIT 99.1

NEWS RELEASE

February 27, 2006	Analyst Contact:	Susan Allen:	203.499.2409
	Media Contact:	Anita Steeves:	203.499.2901
		After Hours:	203.499.2812

UIL Holdings Completes Sale of Cross-Sound Cable

UIL Holdings Corporation (NYSE: UIL) today announced that it has completed the sale of its 25% ownership interest in the Cross-Sound Cable to Babcock and Brown Infrastructure Ltd (ASX:BBI). On November 8, 2005, UIL and its subsidiary United Capital Investments, Inc., (UCI) together with the majority owner of Cross-Sound, entered into an agreement to sell Cross-Sound to Babcock and Brown Infrastructure Ltd (ASX:BBI). UIL and UCI received gross proceeds of approximately $53 million, subject to a working capital adjustment. After transactions costs and taxes, UIL and UCI will recognize a gain of approximately $10 million and net proceeds of approximately $46 million.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for a number of entities: The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in the Greater New Haven and Bridgeport areas; Xcelecom Inc., a leading provider of specialty contracting and voice-data-video systems integration; and United Bridgeport Energy, Inc., which holds a 33% interest in a gas-fired merchant wholesale electric generating facility. For more information on UIL Holdings, visit us at http://www.uil.com.

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